Exhibit 99.1

GAINSCO REPORTS 4th QUARTER AND YEAR 2008 RESULTS

DALLAS, Texas, March 25, 2009 – GAINSCO, INC. (NYSE Amex: GAN) today announced a net loss for the fourth quarter 2008 of $0.2 million, or $0.01 per common share, basic and diluted. This compares to a fourth quarter 2007 net loss of $11.0 million, or $0.44 per common share, basic and diluted. Net loss for the year ended December 31, 2008 was $3.5 million, or $0.14 per common share, basic and diluted. This compares to a net loss of $18.6 million for the year ended December 31, 2007, or $0.74 per common share, basic and diluted.

In the fourth quarter of 2008, the Company recorded net realized losses of approximately $0.6 million ($0.03 per diluted common share), primarily related to securities that were determined to have had other-than-temporary declines in market value. For the year ended December 31, 2008, the Company recorded net realized losses of approximately $6.3 million ($0.26 per diluted common share), of which approximately $5.7 million related to write downs for other-than-temporary declines in fair value of various investments. For each of the quarter and year ended December 31, 2007, the Company recorded net realized gains of approximately $4.6 million ($0.18 and $0.19 per diluted common share, respectively). This amount was predominately related to a gain on sale in the fourth quarter 2007 of an affiliated insurance subsidiary, General Agents Insurance Company of America, Inc.

Gross premiums written increased approximately 15% and decreased approximately 2% during the fourth quarter and twelve months ended December 31, 2008, respectively, from gross premiums written in the comparable 2007 periods. Gross premiums written by geographic region for the quarters and twelve months ended December 31, 2008 and 2007, were as follows:

(dollars in millions)	Quarter ended December 31		Twelve months ended December 31
	2008	2007	2008	2007
	(unaudited)
Regions:
Southeast (Florida, South Carolina)	$28.7	21.1	110.1	102.2
South Central (Texas)	7.0	8.0	41.2	45.4
Southwest (Arizona, Nevada, New Mexico)	6.4	7.2	28.4	33.7
West (California)	0.4	0.6	2.1	3.6

Total	$42.5	36.9	181.8	184.9

Under accounting principles generally accepted in the United States (“GAAP”), ratios for the quarters and twelve months ended December 31, 2008 and 2007, were as follows:

	Quarter ended December 31		Twelve months ended December 31
	2008	2007	2008	2007
Total Company:
C & CAE Ratio (1)	73.3%	87.8%	73.3%	81.7%
Expense Ratio (2)(3)	26.1%	28.6%	25.7%	25.9%

Combined Ratio (2)	99.4%	116.4%	99.0%	107.6%

Nonstandard Personal Auto:
C & CAE Ratio (1)	73.7%	87.9%	74.2%	82.9%

(1)	C & CAE is an abbreviation for Claims and claims adjustment expenses, stated as a percentage of net premiums earned.
(2)	The Expense Ratio and Combined Ratio do not reflect expenses of the holding company, which include interest expense on the note payable and subordinated debentures.
(3)	Commissions, change in deferred acquisition costs, underwriting expenses and operating expenses (insurance subsidiaries only) are offset by agency revenues and are stated as a percentage of net premiums earned.

The Company continues to adjust and settle claims associated with its runoff lines. For the fourth quarter of 2008, the Company’s runoff lines recorded favorable development for the settlement of claims occurring in prior accident years of $0.2 million. During the fourth quarter 2007, the Company’s runoff lines did not need to record any material development for claims occurring in prior accident years. For the twelve months ended December 31, 2008 and 2007, the runoff lines recorded favorable development for claims occurring in prior accident years of $1.4 million and $2.3 million, respectively.

As regards the Company’s nonstandard personal auto business during the fourth quarter of 2008, the Company recorded favorable development for claims occurring in prior accident years of $0.4 million. During the fourth quarter 2007, the Company recorded unfavorable development for claims occurring in prior accident years for nonstandard personal auto of $5.5 million. For the twelve months of 2008 and 2007, the Company recorded unfavorable development for claims occurring in prior accident years for nonstandard personal auto of $4.4 million and $16.0 million, respectively.

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As of December 31, 2008, the Company had $73.1 million in net unpaid claims and claims adjustment expenses (“C&CAE”) (Unpaid C&CAE of $75.5 million less Ceded unpaid C&CAE of $2.4 million), compared to net unpaid C&CAE at September 30, 2008 of $69.6 million (Unpaid C&CAE of $72.6 million less Ceded unpaid C&CAE of $3.0 million). These amounts include net unpaid C&CAE in respect of the Company’s runoff lines of $7.1 million at December 31, 2008, and $7.6 million at September 30, 2008. As of December 31, 2008, the outstanding inventory of runoff claims was 30, compared to 38 at September 30, 2008.

As of December 31, 2008, the Company’s Shareholders’ equity was $55.3 million, Subordinated debentures were $43.0 million and Note payable was $0.9 million. These compare to Shareholders’ equity of $56.3 million, Subordinated debentures of $43.0 million and Note payable of $1.6 million at September 30, 2008.

GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal auto insurance products are distributed through independent retail agents in Florida, South Carolina and, beginning in the second quarter of 2009, Georgia (Southeast Region), Texas (South Central Region) and Arizona, Nevada and New Mexico (Southwest Region), and through an independent managing general agency in California (West Region). Its insurance company subsidiary is MGA Insurance Company, Inc.

Some of the statements made in this release may be forward-looking statements. Forward-looking statements relate to future events or future financial performance and may involve known or unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

These forward-looking statements reflect current views but are based on assumptions and are subject to risks, uncertainties and other variables which should be considered when making an investment decision, including (a) current and future economic conditions and uncertainties and disruptions in financial markets that may materially and adversely affect our business, operations, capital and liquidity, (b) the unpredictability of governmental actions affecting financial institutions, other financial firms and rating agencies, (c) operational risks and other challenges associated with growth into new and unfamiliar markets and states, (d) adverse market conditions, including heightened competition, (e) factors considered by A.M. Best in the rating of our insurance subsidiary, and the acceptability of our current rating, or a future rating, to agents and customers, (f) the Company’s ability to adjust and settle the remaining claims associated with its runoff business on terms consistent with its estimates and reserves, (g) the adoption or amendment of legislation or regulations, uncertainties in the outcome of litigation and adverse trends in litigation, (h) inherent uncertainty arising from the use of estimates and assumptions in decisions about pricing and reserves, (i) the effects on claims levels or business operations resulting from natural disasters and other adverse weather conditions, (j) the availability of reinsurance and the Company’s ability to collect reinsurance recoverables, (k) the availability and cost of capital, which may be required in order to implement the Company’s strategies, and (l) limitations on the Company’s ability to use net operating loss carryforwards. Please refer to the Company’s recent SEC filings and the Annual Report on Form 10-K for the year ended December 31, 2008, for more information regarding factors that could affect the Company’s results.

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Forward-looking statements are relevant only as of the dates made, and the Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made. All written or oral forward-looking statements that are made by or are attributable to the Company are expressly qualified in their entirety by this cautionary notice. Actual results may differ significantly from the results discussed in these forward-looking statements.

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[The GAINSCO, INC. and Subsidiaries unaudited Condensed Consolidated Statements of Operations and Other Information for the quarters and twelve months ended December 31, 2008 and 2007, follow.]

Release Date:	Wednesday, March 25, 2009 – FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-IR 972.629.4493
Richard M. Buxton, Senior Vice President 972.629.4408
Email address: ir@gainsco.com
Website: www.gainsco.com

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GAINSCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Quarter ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Net premiums earned	$44,620	43,430	$176,606	192,767
Net investment income	1,807	2,207	7,728	9,201
Net realized (losses) gains	(636)	4,597	(6,313)	4,629
Agency revenues	3,206	3,043	12,461	12,795
Other income, net	13	19	52	7

Total revenues	49,010	53,296	190,534	219,399

Claims & CAE incurred	32,727	38,150	129,562	157,524
Policy acquisition costs	7,619	8,460	29,690	35,652
Underwriting and operating expenses	8,032	7,870	31,498	30,474
Interest expense, net	781	1,033	3,188	4,110

Loss before Federal income taxes	(149)	(2,217)	(3,404)	(8,361)

Federal income tax expense	12	8,768	46	10,192

Net loss	$(161)	(10,985)	$(3,450)	(18,553)

Loss per common share:

Basic	$(0.01)	(0.44)	$(0.14)	(0.74)

Diluted	$(0.01)	(0.44)	$(0.14)	(0.74)

GAINSCO, INC. AND SUBSIDIARIES

OTHER INFORMATION

(In thousands, except per share data)

	Quarter ended December 31		Twelve months ended December 31
	2008	2007	2008	2007
Gross premiums written	$42,458	36,947	$181,849	184,870

GAAP RATIOS:
C & CAE Ratio (1)	73.3%	87.8%	73.3%	81.7%
Expense Ratio (2)(3)	26.1%	28.6%	25.7%	25.9%

Combined Ratio (2)	99.4%	116.4%	99.0%	107.6%

(1)	C & CAE is an abbreviation for Claims and claims adjustment expenses, stated as a percentage of net premiums earned.
(2)	The Expense Ratio and Combined Ratio do not reflect expenses of the holding company, which include interest expense on the note payable and subordinated debentures.
(3)	Commissions, change in deferred acquisition costs, underwriting expenses and operating expenses (insurance subsidiaries only) are offset by agency revenues and are stated as a percentage of net premiums earned.